UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 30, 2013 (January 30, 2013)
Date of Report (Date of earliest event reported)

MEDGENICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-35112	98-0217544
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 California Street, Suite 365

San Francisco, California 94104

(Address of principal executive offices, zip code)

(415) 568-2245
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On January 30, 2013, Medgenics, Inc. (the “Company” or “Medgenics”) announced that the first patient has been enrolled in a Phase I/II clinical trial with the Company’s INFRADURE™ Biopump™ for the treatment of hepatitis C. This is the first clinical trial of INFRADURE, a subcutaneous autologous skin tissue implant for the continuous production and delivery of interferon-alpha (INFa) being developed by Medgenics to treat hepatitis B, C and D, aimed at replacing months of weekly injections of INFa, along with their serious side effects.

The Phase I/II dose-escalation study is being initiated at the Tel Aviv Sourasky Medical Center in Israel, with additional sites in Israel expected to join the study. The study is enrolling patients with hepatitis C of genotypes 2 and 3, who would normally receive weekly injections of pegylated INFa together with a daily dose of the oral antiviral drug ribavirin. These patients will receive a single implantation of INFRADURE Biopumps in place of the weekly injections, together with daily ribavirin. The study is designed to show safety and tolerability of INFRADURE through the continuous delivery of INFa into the patient’s circulation and to determine effective dose levels that suppress serum levels of hepatitis C virus. Medgenics believes that the results of this study will assist in developing and calibrating INFRADURE for use in additional types of viral hepatitis, as well as other indications.

INFRADURE is aimed at replacing injections of INFa to address a global market of over 500 million patients suffering from various forms of hepatitis. This proof of concept study will test INFRADURE’s approach of continuous production of INFa from the patient’s own dermal tissue. The INFRADURE treatment will be similar whether used in hepatitis C, hepatitis B, the most widespread form of hepatitis, or hepatitis D, a rare and highly aggressive form of the viral disease.

The current standard of care for treating hepatitis C involves weekly injections of pegylated INFa plus daily ribavirin. These weekly injections can be associated with high concentrations or spikes of INFa in patients, as well as significant side effects. These side effects pose considerable problems with patient compliance, as reflected in a therapy discontinuation rate of over 25%. INFa injections are also the primary treatment for hepatitis D and are often used in hepatitis B, where they pose similar problems. INFRADURE aims to address compliance and tolerability by providing sustained levels of INFa within the effective range for a sustained period from a single treatment, while avoiding high concentrations that are seen immediately following injections.

INFRADURE is the second product based on the Company’s Biopump tissue-based platform to reach clinical trials in patients. INFRADURE employs the same approach as the Company’s EPODURE™ implant producing erythropoietin, which reported months of safe and sustained treatment of anemia from a single treatment in a Phase I/II study in patients with chronic kidney disease, replacing frequent erythropoietin injections.

About Hepatitis

Hepatitis is an inflammation of the liver and refers to a group of viral infections that affect that organ. The most common types are hepatitis A, hepatitis B and hepatitis C. Viral hepatitis is the leading cause of liver cancer and the most common reason for liver transplantation. Hepatitis B affects more than 350 million people worldwide and approximately 1.3 million in the U.S. Hepatitis D, an aggressive form of hepatitis, affects approximately 15-20 million people worldwide, and is estimated to afflict tens of thousands in the U.S. Hepatitis C affects an estimated 180 million people worldwide and over 3 million in the U.S.

Forward-looking Statements

This Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995, which include all statements other than statements of historical fact, including (without limitation) those regarding the Company’s financial position, its development and business strategy, its product candidates and the plans and objectives of management for future operations. The Company intends that such forward-looking statements be subject to the safe harbors created by such laws. Forward-looking statements are sometimes identified by their use of the terms and phrases such as “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning, “expect,” “believe,” “will,” “will likely,” “should,” “could,” “would,” “may” or the negative of such terms and other comparable terminology. All such forward-looking statements are based on current expectations and are subject to risks and uncertainties. Should any of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may differ materially from those included within these forward-looking statements. Accordingly, no undue reliance should be placed on these forward-looking statements, which speak only as of the date made. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. As a result of these factors, the events described in the forward-looking statements contained in this Form 8-K may not occur.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDGENICS, INC.

By:	/s/ Phyllis K. Bellin
Name: Phyllis K. Bellin Title: Vice President – Administration

Date: January 30, 2013